Exhibit (h)(9)

SEVENTH AMENDMENT TO THE
HENNESSY FUNDS TRUST
TRANSFER AGENT SERVICING AGREEMENT

THIS SEVENTH AMENDMENT, effective as of April 28, 2023 (the “Effective Date”), to the Fund Administration Servicing Agreement, dated as of July 1, 2005, as amended (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the Company and USBGFS are parties to the Agreement; and

WHEREAS, the parties desire to amend the name of one of the funds from Hennessy Stance ESG Large Cap ETF to Hennessy Stance ESG ETF; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both the Company and USBGFS.

AGREEMENT

NOW, THEREFORE, the Company and USBGFS agree as follows:

Hennessy Stance ESG Large Cap ETF is replaced with Hennessy Stance ESG ETF everywhere it appears in the Agreement; and

Except to the extent amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have each caused this Seventh Amendment to be executed by a duly authorized officer as of the Effective Date.

HENNESSY FUNDS TRUST By: /s/Terry Nilsen Name: Terry Nilsen Title: Executive Vice President Date: May 8, 2023	U.S. BANCORP FUND SERVICES, LLC, By: /s/ Gregory Farley Name: Gregory Farley Title: Sr. Vice President Date: 5/8/2023

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